UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2011

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

21355 Ridgetop Circle, Dulles, VA	20166
(Address of Principal Executive Offices)	(Zip Code)

(703) 948-3200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 22, 2011, VeriSign, Inc. (“VeriSign”) entered into a Credit Agreement (the “Credit Agreement”) among VeriSign, any of its borrowing subsidiaries made a party thereto, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), J.P. Morgan Europe Limited, as London agent, and the lenders party thereto (the “Lenders”).

The Credit Agreement provides for a $200 million committed senior unsecured revolving credit facility (the “Facility”), under which VeriSign and certain designated subsidiaries may be borrowers (the “Borrowers”). The Credit Agreement contains customary representations and warranties, as well as affirmative and negative covenants. The Facility terminates on November 22, 2016 at which time outstanding borrowings under the Facility are due.

The obligations of the Borrowers under the Credit Agreement are guaranteed by VeriSign and its material subsidiaries (other than subsidiaries that are controlled foreign corporations for U.S. tax purposes) pursuant to a guarantee agreement, dated as of November 22, 2011 (the “Guarantee Agreement”), among VeriSign, the other guarantors identified therein, and the Administrative Agent.

On November 22, 2011, VeriSign issued a borrowing request to the Administrative Agent pursuant to the Credit Agreement requesting borrowing of $100 million as a LIBOR revolving loan denominated in US dollars to be funded on November 28, 2011, subject to the terms and conditions of the Credit Agreement. There can be no assurance that the funding will occur in the amount or on the date requested, if at all. The proceeds from the borrowing will be used in connection with the purchase of VeriSign’s headquarters facility in Reston, Virginia, which closed on November 15, 2011, and for general corporate purposes.

The descriptions of the Credit Agreement and the Guarantee Agreement contained herein are qualified in their entirety by reference to those agreements, copies of which will be filed as exhibits to VeriSign’s Current Report on From 8-K, Item 1.01 and Item 2.03, which will be filed within four business days of November 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: November 23, 2011	By:	/s/ Richard H. Goshorn
Richard H. Goshorn
Senior Vice President, General Counsel and Secretary

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